Exhibit (a)(10)

SMITH BARNEY ALLOCATION SERIES INC.

ARTICLES OF AMENDMENT

SMITH BARNEY ALLOCATION SERIES INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland (the “Corporation”), certifies to the State Department of Assessments and Taxation that:

FIRST: The Charter of the Corporation is amended by (i) reclassifying all of the Class A, Class B, and Class C shares of the Corporation’s Global Portfolio series (“Global Portfolio”) as Class A, Class B and Class C shares of the Corporation’s High Growth Portfolio series (“High Growth Portfolio”), and (ii) increasing the aggregate number of authorized shares of the High Growth Portfolio by 600,000,000 shares.

SECOND: Upon effectiveness of these Articles of Amendment:

(a) All of the assets and liabilities belonging to the Corporation’s Global Portfolio and attributable to its Class A, Class B and Class C shares of Common Stock, respectively, shall be conveyed, transferred and delivered to the Corporation’s High Growth Portfolio, and shall thereupon become and be assets and liabilities belonging to the High Growth Portfolio and attributable to its Class A, Class B and Class C shares of Common Stock, respectively.

(b) Each of the issued and outstanding Class A, Class B and Class C shares of Common Stock (and fractions thereof), respectively, of the Corporation’s Global Portfolio will automatically, and without the need of any further act or deed, be reclassified and changed to that number of full and fractional issued and outstanding shares of Class A, Class B and Class C shares of Common Stock of the Corporation’s High Growth Portfolio having an aggregate net asset value equal to the aggregate net asset value of a Class A, Class B or Class C share of Common Stock (and fractions thereof), respectively, of the Corporation’s Global Portfolio being reclassified and changed, such net asset values to be determined as of the close of regular trading on the New York Stock Exchange on the effective date of these Articles of Amendment.

(c) Each unissued Class A, Class B, Class C, Class Y and Class Z share of Common Stock (or fraction thereof) of the Corporation’s Global Portfolio will automatically, and without the need for any further act or deed, be reclassified and changed to such number of unissued Class A, Class B, Class C, Class Y and Class Z shares of Common Stock (or fractions thereof), of the Corporation’s High Growth Portfolio as shall result, as of the effective time of these Articles of Amendment and as a result hereof, in the total number of unissued shares of the Corporation’s High Growth Portfolio being increased by 600,000,000 shares less the number of issued and outstanding shares of Common Stock of the Corporation’s High Growth Portfolio resulting from paragraph (b) of this Article SECOND.

(d) Open accounts on the share records of the Corporation’s High Growth Portfolio shall be established representing the appropriate number of the Corporation’s Global Portfolio shares of Common Stock of the appropriate class deemed to be owned by each such stockholder as a result of the reclassification.

THIRD: This amendment does not increase the authorized capital stock of the Corporation or the aggregate par value thereof. This amendment reclassifies and changes the 600,000,000 authorized shares of the Corporation’s Global Portfolio to 600,000,000 additional authorized shares of the Corporation’s High Growth Portfolio but does not amend the description of any class of stock as set forth in the Charter. As a result of this amendment, the Corporation is authorized to issue up to 1,200,000,000 shares of each of the Class A, Class B, Class C, Class Y and Class Z Common Stock of the High Growth Portfolio less, at any time, the total number of shares of all other classes of Common Stock of the High Growth Portfolio then issued and outstanding. The shares of the High Growth Portfolio and of each class of the High Growth Portfolio shall have all of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such Portfolio and such class as set forth in the Charter of the Corporation.

FOURTH: This amendment has been duly authorized and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

FIFTH: These Articles of Amendment shall be effective as of July 23, 2004 at 5:00 p.m.

IN WITNESS WHEREOF, SMITH BARNEY ALLOCATION SERIES INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and witnessed by its Assistant Secretary, as of the 21st day of July, 2004.

WITNESS:

SMITH BARNEY ALLOCATION SERIES INC.

By:	/s/ BARBARA J. ALLEN	By:	/s/ R. JAY GERKEN
Name:	Barbara J. Allen	Name:	R. Jay Gerken
Office:	Assistant Secretary	Office:	President

THE UNDERSIGNED, R. Jay Gerken, President of Smith Barney Allocation Series Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ R. JAY GERKEN
Name:	R. Jay Gerken
Office:	President